Exhibit 99.1

Cary, NC
Contact:  Shawn Poe, CFO   919-677-4019

Ply Gem Reports Third Quarter 2012 Results

November 9, 2012 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of exterior building products in North America, today announced financial results for the third quarter and nine months ended September 29, 2012.  Our 2012 highlights included:

•
Net sales for the third quarter were $306.2 million, an increase of $8.3 million, or 2.8%, compared to the prior year third quarter of $297.9 million.  Net sales for the first nine months of 2012 were $852.7 million, higher than the prior year by $60.2 million, or 7.6%.

•
Our third quarter operating earnings were $27.3 million compared to $25.1 million for the third quarter of 2011. After excluding $9.3 million of buyback expense associated with a significant new customer win in 2011, operating earnings for the nine months ended September 29, 2012 were $59.4 million compared to $45.9 million for the nine months ended October 1, 2011.

•
Adjusted EBITDA was $40.7 million for the third quarter of 2012 compared to Adjusted EBITDA of $39.4 million for the third quarter of 2011.  Adjusted EBITDA was $100.1 million for the nine months ended September 29, 2012 compared to Adjusted EBITDA of $88.6 million for the nine months ended October 1, 2011.

Gary E. Robinette, President and CEO, said “I continue to be pleased with the positive direction of Ply Gem’s performance during the first nine months of 2012 as demonstrated by sales growth of 7.6% and improved operating earnings and Adjusted EBITDA. We also saw improvement in both our third quarter sales and earnings over the prior year comparable period, which reflect improving market conditions in the residential new construction market, partially offset by softness that existed during the summer months for repair and remodeling products. Even though the market environment was better during the first nine months of this year, we believe the recovery will continue to be slow and choppy for some time. As such, Ply Gem will continue to focus on maintaining a lean overall cost structure while striving to outperform the market across all of our product categories.”

“In addition to Ply Gem’s improved operating performance, I am pleased to report that during the third quarter of 2012, Ply Gem successfully completed a refinancing of its existing 13.125% Senior Subordinated Notes with new 9.375% Senior Notes that do not mature until 2017.  This was a very positive transaction for Ply Gem in that it materially extends our long-term debt maturity profile, while reducing our annual cash interest expense by approximately $4.7 million, providing Ply Gem with additional operating liquidity to invest in new products and services to better serve our customers.” concluded Mr. Robinette.

Ply Gem, headquartered in Cary, N.C., is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of vinyl siding, designer accents and skirting, vinyl fencing and vinyl and composite railing, stone veneer and vinyl windows and doors used in both new construction and home repair and remodeling in the United States and Western Canada.  Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Ply Gem® Stone, Kroy®, Cellwood®, Georgia Pacific, DuraBuilt®, Richwood®, Leaf Relief®, Gutter Warrior™ and Monticello® Columns. Ply Gem also manufactures vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows, aluminum windows, vinyl and aluminum-clad windows and steel and fiberglass doors. Ply Gem windows and patio door brands include Ply Gem® Windows, Mastic® Replacement Windows, Ply Gem® Canada and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs more than 4,200 people across North America. Visit www.plygem.com for more information.

Ply Gem management will host a live webcast on November 9, 2012 at 10:00 a.m. EST to report third quarter results.  To access the webcast, log on to www.plygem.com, click on “Investor Relations”, select “Webcasts” and then click on the webcast link.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise.
This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended
(Amounts in thousands)	September 29, 2012	October 1, 2011

Net sales	$306,193	$297,889
Cost of products sold	235,500	232,067
Gross profit	70,693	65,822
Operating expenses:
Selling, general and administrative expenses	36,684	34,086
Amortization of intangible assets	6,738	6,667
Total operating expenses	43,422	40,753
Operating earnings	27,271	25,069
Foreign currency gain	100	115
Interest expense	(27,543)	(25,194)
Interest income	17	18
Loss on modification or extinguishment of debt	(3,607)	-
Income (loss) before provision (benefit) for income taxes	(3,762)	8
(Benefit) provision for income taxes	(89)	466
Net loss	$(3,673)	$(458)

	For the nine months ended
(Amounts in thousands)	September 29, 2012	October 1, 2011

Net sales	$852,658	$792,487
Cost of products sold	665,677	631,854
Gross profit	186,981	160,633
Operating expenses:
Selling, general and administrative expenses	107,423	104,013
Amortization of intangible assets	20,199	20,020
Total operating expenses	127,622	124,033
Operating earnings	59,359	36,600
Foreign currency gain	264	466
Interest expense	(78,557)	(76,593)
Interest income	71	82
Loss on modification or extinguishment of debt	(3,607)	(27,863)
Loss before provision for income taxes	(22,470)	(67,308)
Provision for income taxes	1,579	1,979
Net loss	$(24,049)	$(69,287)

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.           The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2011 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of September 29, 2012, and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter.  Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.            We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), customer inventory buybacks, restructuring and integration costs, write-off of previously capitalized offering costs, environmental remediation, and gain (loss) on modification or extinguishment of debt.  Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies.  Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.  The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and/or incur debt and meet the Company's capital expenditures requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs.  In addition, the Company's Senior Secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.  Although we use adjusted EBITDA as a financial measure to assess the performance of our business, the use of adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business.   Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	September 29, 2012	October 1, 2011
Net loss	$(3,673)	$(458)
Interest expense, net	27,526	25,176
(Benefit) provision for income taxes	(89)	466
Depreciation and amortization	13,073	13,471
Non cash gain on currency transaction	(100)	(115)
Loss on modification or extinguishment of debt	3,607	-
Customer inventory buyback	59	314
Restructuring/integration expense	339	547
Adjusted EBITDA	$40,742	$39,401

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the nine months ended
	September 29, 2012	October 1, 2011
Net loss	$(24,049)	$(69,287)
Interest expense, net	78,486	76,511
Provision for income taxes	1,579	1,979
Depreciation and amortization	39,579	40,554
Non cash gain on currency transaction	(264)	(466)
Loss on modification or extinguishment of debt	3,607	27,863
Customer inventory buyback	623	9,977
Restructuring/integration expense	535	1,453
Adjusted EBITDA	$100,096	$88,584

3.           Long-term debt amounts in the selected balance sheets at September 29, 2012 and December 31, 2011 consisted of the following:

(Amounts in thousands)	September 29, 2012	December 31, 2011

Senior secured asset based revolving credit facility	$55,000	$55,000
8.25% Senior secured notes due 2018, net of
unamortized early tender premium and
discount of $42,194 and $40,641, respectively	797,806	759,359
13.125% Senior subordinated notes due 2014, net of
unamortized discount of $2,689	-	147,311
9.375% Senior unsecured notes due 2017, net of
unamortized discount of $10,036	149,964	-
	$1,002,770	$961,670

4.           The following is a summary of selected balance sheet amounts at September 29, 2012 and December 31, 2011:

(Amounts in thousands)	September 29, 2012	December 31, 2011

Cash and cash equivalents	$28,091	$11,700
Accounts receivable, less allowances	155,496	109,515
Inventories	99,514	104,805
Prepaid expenses and other current assets	13,761	13,272
Property and equipment, net	97,063	99,845
Intangible assets, net	101,093	121,148
Goodwill	392,717	391,467
Accounts payable	74,913	50,090
Long-term debt	1,002,770	961,670
Stockholder's deficit	(299,312)	(277,322)